TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                      RESULTS FOR FISCAL YEAR 2004

Minneapolis/October 23, 2003/--For the quarter ended September 30, 2003, Techne Corporation's consolidated net earnings were $12,572,000 or 30 cents per share (diluted), compared with $10,445,000 or 25 cent per share (diluted) for the quarter ended September 30, 2002. The improvement in profitability was the result of increased sales, improved gross margins, reduced losses by ChemoCentryx, Inc. and tight control of operating expenses.

Consolidated net sales for the first quarter of fiscal 2004 were $37,993,000, an increase of $3,445,000 or 10% from the first quarter of last year. R&D Systems' Biotechnology Division net sales for the quarter increased $1,545,000 (7%), which was slightly better than the fourth quarter fiscal 2003 growth rate. R&D Systems' Hematology Division net sales for the quarter increased $507,000 (13%). The higher than usual growth in Hematology was primarily due to a new distributor obtained in January 2003 and growth in OEM business. R&D Europe's net sales for the quarter increased $1,393,000 (17%). In British pounds, R&D Europe's net sales increased 13% for the quarter.

Gross margins, as a percentage of sales, increased from 74.9% in the first quarter of fiscal 2003 to 77.2% in fiscal 2004. The majority of the increase in margin percentage was the result of R&D Europe's gross margins increasing from 39.9% in the first quarter of fiscal 2003 to 49.2% in fiscal 2004. This increase was due to favorable exchange rates as a result of a weaker U.S. dollar to the British pound sterling and the expiration, on June 30, 2003, of a royalty agreement associated with the purchase of Genzyme, Inc's reagent business in fiscal 1999. R&D Europe expensed $408,000 in the quarter ended September 30, 2002 under this agreement.

Research and development expenses for the first quarter of fiscal 2004
increased $130,000 (3%).   Included in research and development expenses for
each period were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The portion of the losses by these two companies included in Techne results for the quarter ended September 30, 2003 were $608,000 compared to $697,000 for the quarter ended September 30, 2002. R&D Systems' internal research and development expenses for the quarter ended September 30, 2003 increased $219,000 (5%) from the quarter ended September 30, 2002.

The Company's balance sheet continued to strengthen in the first quarter of fiscal 2004. The Company generated $15.3 million of net cash from operating activities in the first quarter of fiscal 2004 and cash, cash equivalents and short-term investments increased to $132 million from $118 million at June 30, 2003.

Statements in this earnings release and elsewhere which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.
               *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854



                           TECHNE CORPORATION
                                 9/30/03
                 (In thousands, except per share data)
                               (Unaudited)

                                                     QUARTER ENDED
                                                     -------------
                                                 9/30/03       9/30/02
                                                --------      --------
     Net sales                                  $ 37,993      $ 34,548
     Cost of sales                                 8,663         8,690
                                                --------      --------
     Gross margin                                 29,330        25,858

     Operating expenses:
       Selling, general and administrative         5,083         4,951
       Research and development                    4,963         4,833
       Amortization of intangible assets             400           484
     Interest expense                                175           323
     Interest income                                (726)         (790)
     Other non-operating expense (income), net        78           150
                                                --------      --------
                                                   9,973         9,951
                                                --------      --------
     Earnings before income taxes                 19,357        15,907
     Income taxes                                  6,785         5,462
                                                --------      --------
     Net earnings                               $ 12,572      $ 10,445
                                                ========      ========


     Earnings per share:
       Basic                                    $   0.31      $   0.25
       Diluted                                  $   0.30      $   0.25



     Weighted average common
       shares outstanding:
       Basic                                      40,965        41,363
       Diluted                                    41,600        42,286




                                                 9/30/03       6/30/03
                                                --------      --------
     ASSETS
     Cash and equivalents                       $ 44,020      $ 39,371
     Short-term investments                       87,868        78,130
     Trade accounts receivable                    17,902        18,387
     Interest receivable                           2,109         2,054
     Inventory                                     6,603         6,332
     Other current assets                          5,643         5,241
     Property and equipment, net                  81,389        81,166
     Goodwill, net                                12,540        12,540
     Intangible assets, net                        4,018         4,418
     Other non-current assets                     15,209        15,638
                                                --------      --------
       Total assets                             $277,301      $263,277
                                                ========      ========


     LIABILITIES
     Current liabilities                        $ 10,597      $ 10,808
     Long-term debt                               15,538        15,852
     Stockholders' equity                        251,166       236,617
                                                --------      --------
       Total liabilities and equity             $277,301      $263,277
                                                ========      ========